Investor Contact:	Media Contact:
Dan Ferry	Sarah O’Connell
daniel@lifesciadvisors.com	soconnell@vergescientific.com
Genocea Provides Fourth Quarter 2021 Corporate Update
Initial GEN-011 clinical trial data to be presented at AACR
Conference call today at 8:30 a.m. ET
CAMBRIDGE, Mass., March 10, 2022 - Genocea Biosciences, Inc. (Nasdaq: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today provided a business update for the fourth quarter ended December 31, 2021.
GEN-011 TiTAN™ trial update
Genocea is conducting the Phase I/2a TiTAN clinical trial for its lead program GEN-011, a neoantigen-targeted peripheral T cell (NPT) therapy candidate. GEN-011 is comprised only of CD8+ and CD4+ T cells, extracted from the patient’s peripheral blood and specific for ATLAS-prioritized neoantigens. Patients receive either GEN-011 in multiple fractional doses without lymphodepletion and with intermediate doses of IL-2, or as a single dose after lymphodepletion and with intermediate or high doses of IL-2.
Genocea will present clinical, preclinical, and manufacturing data at next month’s American Association for Cancer Research (AACR) Annual Meeting 2022 to be held from April 8-13 in New Orleans. In addition, the company will host an investor call which will span the late-breaking clinical data from the TiTAN clinical trial, results demonstrating success with GEN-011’s PLANET™ manufacturing process, and new preclinical data on Inhibigens™, antigens of pro-tumor immune responses uniquely identifiable by Genocea’s ATLAS™ platform.
“We are excited to present initial data on the first five patients in our TiTAN clinical trial for GEN-011,” said Chip Clark, Genocea’s President and Chief Executive Officer. “We believe these data will begin to solidify the potential for GEN-011 to represent a differentiated autologous T cell therapy for solid tumors through the neoantigen selection capabilities of our ATLAS platform and the reliable expansion of T cells specific to ATLAS-validated neoantigens taken from peripheral blood by the PLANET manufacturing process.”
ATLAS performance
As of March 3, 2022, Genocea has completed screening 23 patient samples with ATLAS in the TiTAN trial. On average in these samples, ATLAS has prioritized 12 neoantigens (range 0-43) and identified 16 Inhibigens (range 1-82) per patient. T cells specific for the prioritized neoantigens (and therefore not the Inhibigens) are expanded in the PLANET process.
PLANET performance
These T cells are grown in PLANET, Genocea’s robust and rapidly scalable cell expansion process. Of the 17 patient samples entering the PLANET manufacturing process, 100% have either successfully yielded a released drug product (14) or are continuing in process (3).
Of the 14 manufactured GEN-011 drug products, six have been administered to patients across both the multidose and single dose cohorts, with the remaining eight available for dosing upon patient need.

Operational updates
Strengthened Board of Directors
John Lunger was appointed to the Company’s Board of Directors, effective March 3, 2022. Mr. Lunger is Chief Patient Supply Officer at Adaptimmune, leading the teams responsible for producing and delivering products to patients, accelerating supply execution and optimizing the supply chain to be ready for commercialization. He is a seasoned biopharmaceutical leader with significant manufacturing and supply chain expertise.
Janssen Collaboration and Option Agreement
The Company entered into an R&D collaboration and option agreement with Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to explore the immunogenicity of neoantigens and the role and impact of Inhibigens in the context of vaccine therapies for cancer. The agreement was facilitated by Johnson & Johnson Innovation.
Under the collaboration, Genocea will use its clinically validated ATLAS platform to characterize Janssen-identified antigens as well as assess approaches that could mitigate the impact of Inhibigens. Genocea received an upfront technology access fee and will receive full R&D funding for its work under the collaboration. The agreement includes an option for Janssen to negotiate a future strategic partnership to develop non-personalized vaccine products using Genocea’s ATLAS platform and expertise on Inhibigens.
Upcoming presentations
American Association for Cancer Research's (AACR) 2022 Annual Meeting April 8-13, 2022
AACR POSTER SESSION CATEGORY: Phase 1 Adult Clinical Trials
Poster #CT153
Title: TiTAN: a phase 1 study of GEN-011, a neoantigen-targeted peripheral blood-derived T cell therapy with broad neoantigen targeting
Presenter: Maura Gillison, MD, PhD, MD Anderson Cancer Center
Date: Monday, April 11, 2022
Time: 1:30 p.m. – 5:00 p.m. CT
AACR POSTER SESSION CATEGORY: Inflammation, Immunity, and Cancer
Poster #2088
Title: The PLANET manufacturing process reproducibly generates high-quality neoantigen-targeted peripheral T cells (NPTs) for adoptive T cell therapy in the TiTAN clinical trial
Presenter: Harshal Zope, PhD, Genocea Biosciences
Date: Monday, April 11, 2022
Time: 1:30 p.m. – 5:00 p.m. CT
AACR POSTER SESSION CATEGORY: Clinical Research Excluding Trials
Poster #2745
Title: ATLAS-identified Inhibigen-specific responses accelerate tumor growth in mouse melanoma and pancreatic cancer
Presenter: Jessica Flechtner, PhD, Genocea Biosciences
Date: Tuesday, April 12, 2022
Time: 9:00 a.m. – 12:30 p.m. CT
Genocea sponsored investor call
Initial GEN-011 neoantigen-targeted peripheral T cell therapy clinical trial data to be presented
Presenter: Melissa L Johnson, MD, Sarah Cannon Research Institute
Date/Time: TBA
Needham & Company 21st Annual Healthcare Conference
Title: Corporate Overview
Presenter: Chip Clark, President and CEO, Genocea Biosciences
Date: Tuesday, April 12, 2022
Time: 2:15 p.m. ET
More information can be found for each of these presentations on our Events and Presentations page on our website genocea.com.

Financial updates
Fourth quarter 2021 financial results
•Cash position: As of December 31, 2021, cash and cash equivalents were $37.1 million compared to $79.8 million as of December 31, 2020.
•Net loss: Net loss was $13.3 million or $0.19 diluted net loss per share for the quarter ended December 31, 2021, compared to $15.0 million or $0.18 per share for the same period in 2020. Net loss was $33.2 million or $0.48 diluted net loss per share for the year ended December 31, 2021, compared to $43.7 million or $1.11 per share for the same period in 2020.
•Research and Development (“R&D”) expenses: R&D expenses were $10.3 million for the quarter ended December 31, 2021, compared to $7.8 million for the same period in 2020. R&D expenses were $39.0 million for the year ended December 31, 2021, compared to $34.0 million for the same period in 2020.
The increase in R&D expenses for the quarter ended December 31, 2021 is mainly due to GEN-011 manufacturing and clinical costs partially offset by a non-recurring payroll tax credit. The increase in R&D expenses for the year ended December 31, 2021 is mainly due to GEN-011 manufacturing and clinical costs as well as headcount related costs partially offset by facility related costs.
•General and Administrative (“G&A”) expenses: G&A expenses were $3.1 million for the quarter ended December 31, 2021, compared to $3.9 million for the same period in 2020. G&A expenses were $14.7 million for the year ended December 31, 2021, compared to $14.4 million for the same period in 2020.
The decrease in G&A expenses for the quarter ended December 31, 2021 is mainly due to a decrease in professional services. The increase in G&A expenses for the year ended December 31, 2021 is mainly due to growth in our internal G&A team, partially offset by decreased facility related costs.
•Other income: Other income was $0.1 million for the quarter ended December 31, 2021, compared to expense of $3.3 million for the same period in 2020. Other income was $18.9 million for the year ended December 31, 2021, compared to income of $3.3 million for the same period in 2020.
The increase in other income for the quarter ended December 31, 2021 is mainly due to the non-cash impact of the fair-value adjustment for the liability-classified warrants issued in connection with the Company's 2018 public offering, partially offset by net interest expense. The increase in other income for the year ended December 31, 2021 is mainly due to the non-cash impact of the fair-value adjustment for the 33.6 million liability-classified warrants issued in connection with the Company's July 2020 private placement (the “2020 Warrants”). In July 2021, the 2020 Warrants were remeasured to their fair value of $36.0 million and subsequently reclassified to equity.
Guidance
•Genocea’s existing cash is sufficient to support our current operations into Q3 2022, however we have strategic plans to extend our operations into 2023.
Conference Call
Genocea will host a conference call and webcast today at 8:30 a.m. ET Interested participants may access the conference call by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and referring to conference ID number 1066689. To join the live webcast, please visit the presentation page of the investor relations section of the Genocea website at https://ir.genocea.com/events-presentations. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.
About Genocea Biosciences, Inc.
Genocea’s mission is to identify the right tumor targets to develop life-changing immunotherapies for people suffering from cancer. Our proprietary ATLAS™ platform can comprehensively profile each patient’s T cell responses to potential targets, or antigens, on that patient’s tumor. ATLAS zeroes in on both antigens that activate anti-tumor T cell responses and inhibitory antigens, Inhibigens™, that drive pro-tumor immune responses. We are conducting a Phase 1/2a clinical trial for GEN-011, our investigational adoptive T cell therapy comprising neoantigen-targeted peripheral cells. We continue to monitor patients in our phase 1/2a clinical trial for GEN-009, our investigational neoantigen vaccine. In addition to our two clinical programs, we are conducting research in several areas where we believe ATLAS could be a key tool in optimizing antigen selection for therapies across a number of diseases. To learn more, please visit https://www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements related to GEN-011 and the anticipated timing of top-line results from its Phase 1/2a clinical trial, the PLANET manufacturing process and research efforts, including with regard to ATLAS and Inhibigens. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. These factors include, but are not limited to, risks related to our substantial dependence on GEN-011 where any failure to successfully develop GEN-011, or any significant delays in doing so, will have a material adverse effect on Genocea; the potential failure of GEN-011, which is in an early stage of clinical development; potential delays in enrolling patients in the GEN-011 study; our reliance on third parties to conduct technical development, non-clinical studies and clinical trials for our product candidates; our reliance on third parties to conduct some or all aspects of our product manufacturing; that GEN-011 is uniquely manufactured for each patient and the potential difficulties in production, particularly with respect to scaling our manufacturing capabilities; our ability to obtain or protect intellectual property rights related to our product candidates; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; our need for additional financing and the risks listed under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.
(Tables to follow)

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$37,148	$79,769
Property and equipment, net	5,841	5,123
Right of use assets	7,420	9,308
Other assets	5,558	4,293
Total assets	$55,967	$98,493

Accounts payable and accrued expenses	$9,996	$7,878
Debt, current and long-term	8,787	13,862
Lease liabilities	8,398	10,012
Deferred revenue	1,700	1,641
Warrant liabilities	11	56,118
Total liabilities	28,892	89,511
Stockholders' equity	27,075	8,982
Total liabilities and stockholders’ equity	$55,967	$98,493

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020
License revenue	$—	$—	$1,641	$1,359

Operating expenses:
Research and development	10,283	7,837	39,020	33,960
General and administrative	3,126	3,877	14,714	14,388
Total operating expenses	13,409	11,714	53,734	48,348
Loss from operations	(13,409)	(11,714)	(52,093)	(46,989)
Other income	129	(3,271)	18,897	3,275
Net loss	$(13,280)	$(14,985)	$(33,196)	$(43,714)

Net loss per share:
Basic	$(0.19)	$(0.23)	$(0.48)	$(0.98)
Diluted	$(0.19)	$(0.18)	$(0.48)	$(1.11)
Weighted-average number of shares used in computing net loss per share:
Basic	70,402	64,625	68,575	44,436
Diluted	70,402	66,954	68,575	46,553